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                                                                       EXHIBIT 5



May 18, 1998




Honeywell Inc.
Honeywell Plaza
Minneapolis, Minnesota 55408


Gentlemen:

Reference is made to the Registration Statement on Form S-8 being filed by Honeywell Inc. (`Honeywell') with the Securities and Exchange Commission on May 18, 1998 to register, pursuant to the Securities Act of 1933, 1,000,000 shares of Honeywell Common Stock issuable upon the exercise of options to be granted to U.S. employees of Honeywell, its U.S. subsidiaries and affiliates under the Honeywell Employee Stock Purchase Plan (the `Plan').

I have examined such records, documents and matters of law and have satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1. The Plan has been duly authorized and adopted by appropriate corporate action, including approval of the Plan by the shareholders of Honeywell at its Annual Meeting of Shareholders held on April 21, 1998.

2. The Honeywell Common Stock to be issued upon the exercise of options granted pursuant to the Plan will, when purchased pursuant to the terms of the Plan, be legally issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement referenced above.


                                   By: /s/ Warren E. Simpson
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                                      Warren E. Simpson
                                      Senior Counsel


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